Exhibit 12.1
STATEMENT REGARDING COMPUTATION OF
RATIO OF EARNINGS TO FIXED CHARGES

	Successor												Predecessor
	Nine Months										October 31,		January 1,
	Ended										2004 through		2004 through
	September 30,		Year Ended December 31,								December 31,		October 30,
	2009		2008		2007		2006		2005		2004		2004
	($ in millions)
Income before income taxes	246.2		301.3		167.6		137.3		52.6		14.5		54.2
Equity investee losses (earnings)	0.8		—		—		—		0.6		(0.2)		1.0

Fixed charges, excluding capitalized amounts:
Interest expense, including amortization of financing costs	25.8		35.9		43.7		51.5		60.5		10.0		0.8
Interest portion of rent expense (1)	4.4		5.8		5.5		4.3		2.7		0.5		3.6

Earnings as defined	277.2		343.0		216.8		193.1		116.4		24.8		59.6

Fixed charges:
Interest expense, including amortization of financing costs	25.8		35.9		43.7		51.5		60.5		10.0		0.8
Interest portion of rent expense (1)	4.4		5.8		5.5		4.3		2.7		0.5		3.6
Capitalized interest	0.8		0.9		0.8		0.4		—		—		—

Fixed charges	31.0		42.6		50.0		56.2		63.2		10.5		4.4

Ratio of Earnings to Fixed Charges	8.9	x	8.1	x	4.3	x	3.4	x	1.8	x	2.4	x	13.5	x

(1)	One-third of rent expense is deemed to be a reasonable approximation of the interest portion of rent expense.